ASSET PURCHASE AGREEMENT

Made as of July 23, 2014

Between

CHESS SUPERSITE INC.,
a corporation existing under the laws of Ontario
(the "**Vendor**")

and

CHESS SUPERSITE CORPORATION,
a corporation existing under the laws of Delaware
(the "**Purchaser**")

mcmillan

ASSET PURCHASE AGREEMENT

This Agreement is made as of July 23, 2014, between

CHESS SUPERSITE INC.,
a corporation existing under the laws of Ontario
(the "**Vendor**")

and

CHESS SUPERSITE CORPORATION,
a corporation existing under the laws of Delaware
(the "**Purchaser**")

RECITALS

The Vendor and the Purchaser have agreed that the Vendor will sell the Purchased Assets to the Purchaser and in consideration therefor the Purchaser will (i) issue the Consideration Shares to the Vendor, and (ii) assume the Assumed Liabilities of the Vendor.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1 – INTERPRETATION

Section 1.1 Definitions

In this Agreement, the following terms have the meanings set out below.

(1) **Agreement** means this asset purchase agreement, including any recitals and schedules to this agreement, as further amended, supplemented or restated from time to time.

(2) **Assumed Liabilities** means all liabilities of the Vendor on or after the Closing Time under the Contracts.

(3) Business means the business of developing, operating and maintaining a website focused on the game of chess.

(4) **Closing Date** means July 23, 2014, or such other date as the parties may mutually agree in writing.

(5) **Closing Time** means 5p.m. EST on the Closing Date.

(6) **Contracts** means the Management Employment Agreement dated November 15, 2011 with Rubin Schinderman, the Management Employment Agreement dated November 15, 2011 with Sasha Starr and the General Contract for Services Agreement dated April 1, 2014 with Martin Hirsch.

(7) **Consideration Shares** means 5,000,000 common shares of the Purchaser.

(8) **Intellectual Property** means:

(a) all patents, patent rights, patent applications, registrations, continuations, continuations in part, divisional applications or analogous rights thereto, and inventions owned or used by the Vendor in the Business;

(b) all trade-marks, trade names, trade mark applications and registrations, trade name registrations, service marks, logos, slogans and brand names owned or used by the Vendor in the Business;

(c) all copyrights and copyright applications and registrations owned or used by the Vendor in the Business;

(d) all industrial designs and applications for registration of industrial designs and industrial design rights, design patents and industrial design registrations owned or used by the Vendor in the Business;

(e) all business names, corporate names, telephone numbers, data bases, telecommunications equipment and facilities, domain names, domain name registrations, website names and worldwide web and email addresses and other communications addresses owned or used by the Vendor in the Business;

(f) all computer systems and applications software, including all documentation relating thereto and the latest revisions of all related object and source codes therefor to the extent in the possession and control of the Vendor, owned or used by the Vendor in the Business;

(g) all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, know-how, product formulae and information, manufacturing, engineering and other technical drawings and manuals, technology, blue prints, research and development reports, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information owned or used by the Vendor in the Business;

(h) all other intellectual property rights owned or used by the Vendor in carrying on, or arising from the operation of, the Business, and foreign equivalents or counterpart rights, in any jurisdiction throughout the world;

(i) all licences granted by the Vendor of the intellectual property described in paragraphs (a) to (h) above;

(j) all future income and proceeds from any of the intellectual property listed in paragraphs (a) to (h) above and the licences described in paragraph (i) above;

(k) all rights to damages and profits by reason of the infringement of any of the intellectual property described in items (a) to (h) above and the licences described in item (i) above; and

(l) all goodwill associated with any of the foregoing.

(9) **Purchased Assets** means all of the Vendor's right, title and interest in and to the properties, assets, interest and rights of the Vendor which are related to the Business including the Contracts and the Intellectual Property.

Section 1.2 Headings and References.

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and are not to affect the construction or interpretation of this Agreement.

Section 1.3 Extended Meanings.

Unless otherwise specified, words importing the singular number shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neutral genders, and references to persons shall include firms and corporations. The term "including" means "including without limitation".

Section 1.4 Governing Law.

This Agreement is governed by, and is to be construed and interpreted in accordance with, the laws of Ontario and the laws of Canada applicable in Ontario.

Section 1.5 Severability.

If any term of this Agreement is or becomes illegal, invalid or unenforceable, the illegality, invalidity or unenforceability of that term will not affect the legality, validity or enforceability of the remaining terms of this Agreement.

Section 1.6 Time of the Essence.

For every term of this Agreement, time is of the essence.

Section 1.7 Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or verbal.

Section 1.8 Currency.

All dollar amounts referred to in this Agreement are stated in Canadian dollars.

ARTICLE 2 – PURCHASE AND SALE

Section 2.1 Purchase and Sale.

On the terms and subject to the conditions contained in this Agreement, the Purchaser shall purchase and the Vendor shall sell the Purchased Assets to the Purchaser and in consideration therefore the Purchaser shall issue the Consideration Shares to the Vendor.

Section 2.2 Assumption of Liabilities.

On the terms and subject to the conditions contained in this Agreement, the Purchaser shall at the Closing Time, assume and agree to pay, perform and discharge when due the Assumed Liabilities.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Vendor.

The Vendor represents and warrants to the Purchaser as stated below and acknowledges that the Purchaser is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transactions herein.

(1) **Status and Capacity of the Vendor.** The Vendor has been duly incorporated and organized, is a subsisting corporation in good standing under the laws of the Province of Ontario, and has the corporate power and capacity and is duly qualified to own or lease its property and to carry on the Business as now conducted in each jurisdiction in which it owns or leases property or carries on the Business. The Vendor has full corporate power and capacity to execute and deliver this Agreement and to consummate the Transactions hereinand otherwise perform its obligations under this Agreement.

(2) **Authorization of Purchase.** The execution and delivery of this Agreement and the consummation of the transaction have been duly and validly authorized by all necessary corporate action on the party of the Vendor and its shareholder.

(3) **Enforceability.** This Agreement has been duly and validly executed and delivered by the Vendor and is a valid and legally binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

(4) **No Other Purchase Agreements.** No person has any agreement, option, understanding or commitment, or any right or privilege (whether by law, or by any pre-emptive or other contractual right) capable of becoming an agreement, option or commitment for the purchase or other acquisition from the Vendor of any of the Purchased Assets.

(5) **Intellectual Property.**

(a) All Intellectual Property is valid, enforceable and subsisting and includes all of the Intellectual Property used in, or necessary to carry on, the Business.

(b) The Vendor has good and valid title to all of the Intellectual Property, free and clear of any and all encumbrances. Complete and correct copies of all agreement whereby any rights in any of the Intellectual Property have been granted or licensed to the Vendor have been provided to the Purchaser. All such agreements are in good standing and in full force and effect. No royalty or other fee is required to be paid by the Vendor to any other person in respect of the use of any of the Intellectual Property except as provided in such agreement delivered to the Purchaser.

(c) No rights in any of the Intellectual Property have been granted or licensed by the Vendor to any other person. The Vendor has the exclusive right to use all of the Intellectual Property and has not granted any license or other rights to any other person in respect of the Intellectual Property.

(d) There are no restrictions on the ability of the Vendor or any successor to or assignee from the Vendor to use and exploit all rights in the Intellectual Property. All statements contained in all applications for registration of the Intellectual Property were true and correct as of the date of such applications. Each of the trade-marks and trade names included in the Intellectual Property is in use. None of the rights of the Vendor in the Intellectual Property will be impaired or affected in any way by the purchase.

(e) The conduct of the Business and the use of the Intellectual Property do not infringe, and the Vendor has not received any notice, complaint, threat or claim alleging infringement or misappropriation of any intellectual property or proprietary right of any other person. No person has challenged the validity of any of the registrations or applications for registration of the Intellectual Property or the rights of the Vendor to any of the Intellectual Property.

(f) Nothing has come to the attention of the Vendor to the effect that any person may be infringing or misappropriating any rights in the Intellectual Property.

(g) The Vendor has taken all reasonable precautions to protect the secrecy, confidentiality and value of any trade secrets and know-how.

(h) Sasha Starr, Rubin Schinderman and all consultants and contracts retained by the Vendor have agreed to maintain the confidentiality of confidential Intellectual Property, have agreed to assign any copyrights in the Intellectual Property which may arise in their name.

(6) As of the Closing Time, the following amounts have been paid by the Vendor pursuant to the obligations of the Vendor under the Contracts:

(a) $150,000 with respect to the Management Employment Agreement dated November 15, 2011 with Rubin Schinderman;

(b) $150,000 with respect to the Management Employment Agreement dated November 15, 2011 with Sasha Starr; and

(c) $360,000 with respect to the General Contract for Services Agreement dated April 1, 2014 with Martin Hirsch.

Section 3.2 Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Vendor as stated below and acknowledges that the Vendor is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the transaction contemplated by this Agreement.

(1) **Status and Capacity of the Purchaser.** The Purchaser has been duly incorporated and organized, is a subsisting corporation in good standing under the laws of the State of Delaware, and has the corporate power and capacity and is duly qualified to own or lease its property and to carry on the Business as now conducted in each jurisdiction in which it owns or leases property or carries on the Business. The Purchaser has full corporate power and capacity to execute and deliver this Agreement and to consummate the transaction and otherwise perform its obligations under this Agreement.

(2) **Authorization of Purchase.** The execution and delivery of this Agreement and the consummation of the transaction have been duly and validly authorized by all necessary corporate action on the party of the Purchaser.

(3) **Enforceability.** This Agreement has been duly and validly executed and delivered by the Purchaser and is a valid and legally binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency and other laws affecting creditors' rights generally and to general principles of equity.

(4) **Shares**. The authorized capital of the Purchaser consists of an unlimited number of common shares of which 1,880,000 common shares are outstanding.

(5) **Issuance.** The issuance of the Consideration Shares by the Purchaser to the Vendor will be in compliance with all applicable securities laws, including the United States Securities Act of 1933, as amended, and the Securities Exchange Act of 1934 (the "**Exchange Act**").

(6) **Encumbrances.** The Purchaser has the exclusive right to issue the Consideration Shares free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever (other than the rights of the Vendor under this Agreement).

(7) **Dividends.** The Purchaser has not, directly or indirectly, authorized, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(8) **Non-Violation**. The entering into this Agreement by the Purchaser and the transaction contemplated herein will not result in the violation of any applicable court order or federal, state, provincial or municipal by law, law or regulation. The Purchaser is not a party to or affected by any agreement or other legal document which would be contravened as a result of the execution and delivery of this Agreement or the performance of its terms.

(9) **Payments by the Purchaser**. The Purchaser has not (1) declared, set aside or paid any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its shares or (2) made any payment to any person.

(10) **Books and Records**. The books of account, minute books, stock record books and other books and records of the Purchaser are complete and correct in all material respects and have been maintained in accordance with all applicable laws and regulations and good business practices. No meeting of the shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in the minute books of the Purchaser.

(11) **Financial Information**. The financial information provided by the Purchaser to the Vendor is complete and accurate in all material respects and accurately reflects the current financial status of the Purchaser.

(12) **Assets**. The Purchaser does not own or lease any real property and has no assets.

(13) **Liabilities**. There are no liabilities of the Purchaser of any kind whatsoever (whether accrued, absolute, contingent or otherwise), and there is no basis for assertion against the Purchaser of any liabilities (whether accrued, absolute, contingent or otherwise).

(14) **Contractual Obligations**. The Purchaser is not party to any contracts.

(15) **Court Proceedings**. No action or proceeding is pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit the purchase and sale of the Consideration Shares contemplated herein or the right of the Vendor to own the Consideration Shares, or the right of the Purchaser to conduct its operations and carry on its businesses in the normal course.

(16) **Employees**. The Purchaser currently has no employees and without limiting Section 3.2 (12), the Purchaser does not have, and is not subject to any present or future obligation, relating to the employment of any person, including any obligation to any employee or former employee or any regulatory authority or any other person.

(17) **Convertible Securities.** No person, firm, corporation or other entity holds any securities convertible or exchangeable into securities of the Purchaser or has any agreement, warrant, option, right or privilege (whether at law, pre-emptive or contractual) being or capable of becoming an agreement for the purchase, subscription or issuance of, or conversion into, any unissued shares, securities (including convertible securities) or warrants of the Purchaser.

(18) **Voting Control.** The Purchaser is not party to any agreement, nor is the Purchaser aware of any agreement, which in any manner affects the voting control of any of the securities of the Purchaser.

(19) **Shareholders Rights Plan.** The Purchaser does not have in place a shareholder rights protection plan and neither the Purchaser, nor to the Purchaser's knowledge, any of its shareholders is a party to any shareholders agreement, pooling agreement, voting trust or other similar type of arrangements in respect of outstanding securities of the Purchaser.

(20) **Conducting Business in Compliance.** The Purchaser (i) has conducted and has been conducting its business in compliance in all material respects with all applicable laws of each jurisdiction in which its business is carried on or in which its services are provided and has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such applicable laws, (ii) is not in breach or violation of any judgment, order or decree of any governmental authority or court having jurisdiction over the Purchaser, and (iii) holds all, and is not in breach of any, governmental licences that enable its business to be carried on as now conducted.

(21) **Blank Check Status.** The Purchaser is a "blank check company" pursuant to the Exchange Act. The Purchaser is not currently in default of any requirement of applicable securities laws in any material respect and in particular, without limiting the foregoing, the Purchaser has at all times complied with its filing and disclosure requirements under applicable securities laws, including those rules specific to a "blank check company". All filings and fees required to be made and paid by the Purchaser pursuant to all applicable laws have been made and paid. The Purchaser is, and upon completion of the transaction will be a "blank check company" within the meaning of the Exchange Act.

(22) **Continuous Disclosure.** All information which has been prepared by the Purchaser relating to the Purchaser either publicly disclosed (including each disclosure document required to be filed with the U.S. Securities and Exchange Commission on EDGAR) or provided to the Vendor, is as of the date of such information, true and correct in all material respects, does not contain any misrepresentations and no material facts or facts have been omitted therefrom which would make such information misleading and the Purchaser is not aware of any circumstances presently existing under which a material liability is or could reasonably be expected to be incurred under secondary market liability disclosure provisions under securities laws.

(23) **Taxes.** The Purchaser has duly and on a timely basis filed all foreign, federal, state, provincial and municipal tax returns required to be filed by it, has paid all taxes due and payable by the Purchaser and has paid all assessments and reassessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing, except where the failure to pay would not, individually or in the aggregate, have a material adverse effect, and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required to be filed; there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Purchaser; there are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Purchaser, threatened against the Purchaser in respect of taxes, governmental charges or assessments; and there are no matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority. The Purchaser has established on its books and records reserves that are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Purchaser, and, to the knowledge of the Purchaser, there are no audits pending of the tax returns of the Purchaser (whether federal, state, provincial, local or foreign) and there are no claims which have been or may be asserted relating to any such tax returns, which audits and claims, if determined adversely, would result in the assertion by any

governmental authority of any deficiency that could, individually or in the aggregate, result in a material adverse effect.

(24) **Cease Trade Order.** No order ceasing or suspending trading in any securities of the Purchaser or the trading of any of the Purchaser's issued securities is currently outstanding and no proceedings for such purpose are threatened, or to the knowledge of the Purchaser, pending.

(25) **Disclosure**. The representations and warranties of the Purchaser contained in this Agreement and in any certificate or other material delivered under this Agreement are accurate and complete, do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

Section 3.3 Nature and Survival of Representations and Warranties.

All representations and warranties contained in this Agreement shall survive this Agreement and the consummation of the transactions contemplated by it for a period of two years.

Section 3.4 Indemnity.

The Purchaser shall fully indemnify the Vendor and the Vendor shall fully indemnify the Purchaser for any action, causes of action, damages, losses, costs, liabilities or expenses, whether direct or indirect, arising in respect of a misrepresentation or breach of warranty or obligation of such party under to this Agreement, so long as any claim based on a misrepresentation or breach of warranty must be asserted before the period ending 14 days after the termination of the applicable representation or warranty.

ARTICLE 4 – GENERAL

Section 4.1 Bulk Sales Act.

The Purchaser hereby waives compliance by the Vendor with the *Bulk Sales Act* (Ontario).

Section 4.2 Value of Assets.

Each of the Vendor and the Purchaser hereby acknowledge that the Purchased Assets have a fair market value of not less than $150,000.

Section 4.3 Waivers.

No waiver of any term of this Agreement is binding unless it is in writing and signed by the party entitled to grant the waiver. No failure to exercise, and no delay in exercising, any right or remedy, under this Agreement will be deemed to be a waiver of that right or remedy. No waiver of any breach of any term of this Agreement will be deemed to be a waiver of any subsequent breach of that term.

Section 4.4 Amendments.

No amendment, supplement, restatement or termination of any term of this Agreement is binding unless it is in writing and signed by each party at the time of the amendment, supplement, restatement or termination.

Section 4.5 Notice.

Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and may be delivered by hand, by prepaid overnight courier or by email to such party addressed as follows:

if to the Purchaser:

1131A Leslie Street, Suite 201
Toronto, ON M3C 3L8

Attention: Rubin Schindermann
Email: rschindermann@rogers.com

if to the Vendor:

7440 Bathurst St., Suite 1409
Thornhill, ON L4J 7K8

Attention: Nava Starr
Email: nava.starr@gmail.com

Any notice or other communication sent by prepaid overnight courier shall be deemed to have been received on the next business day after delivery to the courier company. Any notice sent by email shall be deemed to have been received on the next business day after transmission. Any party may from time to time notify the other in the manner provided herein of any change of mailing address, email or contact individual which thereafter, until changed by like notice, shall be the mailing address, email or contact individual of such party, for all purposes hereof.

Section 4.6 Assignment and Benefit.

No party may assign this Agreement or any portion hereof without the prior written consent of the other party. This Agreement enures to the benefit of and binds the parties and their respective successors, heirs, executors, administrators, personal and legal representatives and permitted assigns.

Section 4.7 Further Assurances.

Each party shall from time to time promptly execute and deliver all further documents and take all further action reasonably necessary or appropriate to give effect to the terms and intent of this Agreement.

Section 4.8 Counterparts.

This Agreement and any amendment, supplement, restatement or termination of any term of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument. Any party may deliver an executed copy of this Agreement, or any amendment, supplement, restatement or termination of any term of this Agreement, in original or

by facsimile or portable document format (PDF) form and the parties adopt any signature received by a receiving facsimile machine or email as original signatures of the parties.

The parties have executed this Agreement.

CHESS SUPERSITE INC.

By: [signature]
Name: NAVA STARR
Title: PRESIDENT

CHESS SUPERSITE CORPORATION

By: RUBIN SCHINDERMANN
Name:
Title: CEO
[signature]